Exhibit 23.1

230 West Street	tel 614.221.1120	www.gbq.com
Suite 700	fax 614.227.6999
Columbus, OH 43215

Consent of Independent Registered Public Accounting Firm

Cardiff Lexington Corporation

Lexington, Kentucky

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276918) of Cardiff Lexington Corporation (the "Company") of our report dated March 10, 2026, relating to the consolidated financial statements, which appear in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2025 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ GBQ Partners, LLC

Columbus, Ohio

March 10, 2026